SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                            ASANTE TECHNOLOGIES, INC.
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                            ASANTE TECHNOLOGIES, INC.

                          ----------------------------

                    Notice of Annual Meeting of Stockholders
                         To Be Held On February 21, 2002

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Asante Technologies, Inc. (the "Company"), a Delaware corporation, will be held on February 21, 2002, at 10:00 a.m., local time, at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131 for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 28, 2002.

         3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on December 31, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 821 Fox Lane, San Jose, CA 95131.

         All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                              FOR THE BOARD OF DIRECTORS

                                              Anthony Contos
                                              Secretary
San Jose, California
January 17, 2002

                            ASANTE TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Asante Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on February 21, 2002, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131. The telephone number at that location is (408) 435-8388.

         These proxy solicitation materials and the Company's Annual Report to Stockholders (on Form 10-K) for the year ended September 29, 2001, including financial statements, were mailed on or about January 23, 2002, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

         Stockholders of record at the close of business on December 31, 2001 are entitled to notice of and to vote at the meeting. At the record date, 10,003,181 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. No shares of the Company's Preferred Stock are outstanding. Based on the last reported sale on the OTC (Over-the-Counter) Bulletin Board on December 31, 2001, the market value of one share of the Company's Common Stock closed at $0.27.

Revocability of Proxies

         Any proxy given may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Each share shall have one vote for the election of directors, unless cumulative voting is invoked. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (four) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than four directors. However, no stockholder will be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the candidates in nomination. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees approved by the Board as possible. See "Proposal 1-Election of Directors." On all other matters, each share has one vote.

         The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2003 Annual Meeting must meet the requirements of Rule 14a-8 promulgated by the SEC and be received by the Company no later than September 19, 2002, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         In addition, the proxy solicited by the Board of Directors for the 2003 Annual meeting of Shareholders will confer discretionary authority to vote on any stockholder proposal to be presented at that meeting, if the Company is provided with notice for such proposal on or prior to December 2, 2002.


PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

         Wilson Wong, Jeff Lin, Edmond Tseng and Michael Kaufman were re-elected to the Board of Directors at last year's Annual Meeting of Stockholders. The Company's Bylaws provide for a variable Board of between 3 and 7 members. There are currently four seats authorized on the Board of Directors, all of which will be filled by directors to be elected at the Annual Meeting.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than four duly nominated persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified.

                                                                                                            Director
Name                           Age                   Principal Occupation                                    Since
----------                     ---                   --------------------                                   -------
Wilson Wong                    54    President and Chief  Executive  Officer of the Company and Chairman      1988
                                     of the Board of Directors

Jeff Yuan-Kai Lin              50    Chairman  & CEO  of  United  Optical  Network  International  Inc.;      1988
                                     Chairman of the Board, FITGlobal, Inc.

Michael D. Kaufman             60    Managing General Partner, MK Global Ventures                             1995

Edmond Y. Tseng                54    President and Chief Executive Officer, OSE, Inc.                         1989

         Mr. Wong co-founded the Company in 1988, and has served as President, Chief Executive Officer and Chairman of the Board of Directors since January 1, 1999. Mr. Wong also continues to serve as Vice President of Engineering. Prior to his return to the Company as Vice President of Engineering on September 10, 1998, Mr. Wong was Chief Executive Officer of Pixo Arts Corporation. From 1994 to August 1997, he served as Vice President and General Manager for the Company. From 1993 to 1994, he served as Vice President and General Manager for the Company's Client Access products. From 1988 to 1993, he served as the Company's President and Chief Executive Officer.

         Mr. Lin is a General Partner of Proton Management Consulting located in Cupertino, a venture management company. Prior to that, Mr. Lin was President and Chief Executive Officer of Lite-On Communications Corporation, which is an internetworking company located in Taiwan. Lite-on Communications is a subsidiary of Lite-On Group, which is one of Asante's OEM suppliers in Asia. Mr. Lin co-founded Asante Technologies, Inc. (the "Company") in 1988, and served as President, Chief Executive Officer and Chairman of the Board of Directors from July 1994 until December 31, 1998. Since his resignation as President and Chairman of the Board of Directors, Mr. Lin has served as a Director of the Company. Mr. Lin also held the position of Vice President of Engineering from November 1997 until August 1998. From June 1993 through July 1994, he served as Vice President, General Manager of Network Systems Business for the Company. From 1991 to 1993, he served as the Company's Chairman of the Board of Directors and Chief Operating Officer. From 1988 to 1991, Mr. Lin served as the Company's Vice President of Operations and Engineering, Chief Financial Officer and Secretary.

         Mr. Kaufman has served as Managing General Partner of MK Global Ventures, a venture capital management company, since he founded the firm in 1987. Mr. Kaufman also currently serves as a director of Davox Corporation, a provider of call technology and integration systems; Disc, Inc., a manufacturer of high-capacity storage libraries; HyperMedia Communications, Inc., a wireless networking products manufacturer; Syntellect Inc., a provider of voice processing and computer telephony integration; and Human Pheromone Sciences, Inc. (Erox Corporation), a manufacturer of fragrance and toiletry products.

         Mr. Tseng has served as President and Chief Executive Officer of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd., since January 1990. Orient Semiconductor Electronics, Ltd. is one of Asante's OEM suppliers in Asia. See "Security Ownership of Directors, Officers and Certain Beneficial Owners" and "Certain Relationships and Related Transactions." Prior to that time, Mr. Tseng was the Director of Engineering at Condata, Inc., an electronics product and engineering consulting company.

         There are no family relationships among the directors and executive officers of the Company.

Board Meetings and Committees

         The Board of Directors of the Company held a total of four meetings and acted by written consent two times during the fiscal year ended September 29, 2001. During fiscal 2001, no director attended fewer than 75% of the meetings of the Board of Directors and its committees upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing similar functions.

The information contained in the following sections entitled "Audit Committee" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference into such filing.

Audit Committee

         The Audit Committee of the Board of Directors, which currently consists of Mr. Lin, Mr. Kaufman and Mr. Tseng, met 4 times during the last fiscal year of the Company. The Company's Common Stock trades on the OTC (Over-the-Counter) Bulletin Board, and, accordingly, the Company is not subject to the rules of the Nasdaq Stock Market. During the last fiscal year, the Audit Committee did not consist solely of members who are independent directors within the meaning of Rule 4200(a)(14) of the Market Place Rules of the Nasdaq Stock Market. Mr. Lin does not meet the independence requirements under the meaning of the foregoing rule due to his prior employment by the Company, however the board determined that it was in the best interests of the Company for Mr. Lin to be a member of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, the functions of the Audit Committee include, among others: recommending to the Board of Directors the retention of independent public accountants, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing and evaluating the Company's accounting principles and its system of internal accounting controls; and reviewing the independence of the Company's independent accountants.

Audit Committee Report for the Fiscal Year ended September 29, 2001.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 29, 2001 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees.

         The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 Independence Discussion with Audit Committees and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee reviewed non-audit services provided by its independent accountants for the last fiscal year, and determined that those services did not impair the accountants' independence. The Audit Committee is also responsible for handling disagreements with the Company's independent accountants or the termination of their engagement.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2001 for filing with the Securities and Exchange Commission. In addition, the Audit Committee reviewed and recommended to the Board that PricewaterhouseCoopers LLP be retained by the Company for the fiscal year ended September 28, 2002.

                                               Submitted by The Audit Committee
                                               Jeff Yuan-Kai Lin
                                               Michael D. Kaufman
                                               Edmond Y. Tseng

Compensation Committee

         The Compensation Committee of the Board of Directors, which during the fiscal year ended September 29, 2001, consisted of Mr. Kaufman and Mr. Tseng, met three times during the year. The Compensation Committee reviews and approves the Company's executive compensation policy, including the salaries and target bonuses of the Company's executive officers. In addition, the Compensation Committee administers the Company's stock plans, which includes recommending or approving the grant of options to new and existing employees (including officers and employee directors).

Compensation of Directors

         Directors who are employees of the Company receive no fees for services provided as members of the Board of Directors, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

         Directors who are not employees of the Company receive a fee of $1,000 for each meeting attended and are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees.

         Non-employee Directors are also entitled to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, which was adopted by the Board of Directors in September 1993, and approved by the stockholders in October 1993, authorizes a total of 300,000 shares of Common Stock for issuance pursuant to options granted under the Directors' Plan. The Directors' Plan provides for an automatic grant of 40,000 shares of Common Stock to each non-employee Director on the date on which such individual first becomes a director. As approved by stockholders at the 1996 Annual Shareholder's Meeting, the Directors' Plan also provides that each non-employee Director will be granted additional options for the purchase of 10,000 shares of Common Stock at the Board meeting immediately following the annual anniversary date of the non-employee Director's commencement of service on the Board of Directors.

         Initial options granted under this plan have terms of ten years and typically the shares underlying the option vest over four years at the rate of 25% on the one year anniversary date, with the remaining shares vesting monthly in equal increments over the remaining three years. Subsequent options granted under this plan have a term of ten years and typically vest over the four years at the rate of 25% annually from the anniversary date. The exercise price of each option granted equals 100% of the fair market value of the Common Stock on the grant date, based on the closing price of the Common Stock as reported on the OTC (Over-the-Counter) Bulletin Board. Options granted under the Directors' Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company, or within six months after the termination of a director's tenure due to death or disability; options not so exercised are then cancelled and may be reissued pursuant to the 1993 Directors' Stock Option Plan. The Directors' Plan is designed to work automatically, without administration; to the extent administration is necessary, however, the Directors' Plan has been structured so that options granted to non-employee Directors who administer the Company's stock plans will qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder.

         During the fiscal year ended September 29, 2001, Mr. Tseng received an annual option for 10,000 shares in October 2000 with an exercise price of $0.75 per share, Mr. Kaufman received an annual option for 10,000 shares in July 2001 with an exercise price of $0.64 per share, and Mr. Lin received an annual option for 10,000 shares in October 2000, with an exercise price of $1.00 per share.


Vote Required and Recommendation of Board of Directors

         The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending September 28, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

         PricewaterhouseCoopers LLP has audited the Company's financial statements since fiscal 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit Fees

         PricewaterhouseCoopers LLP has billed the Company $122,500, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the Company's 2001 fiscal year and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the Company's 2001 fiscal year.

All Other Fees

         PricewaterhouseCoopers LLP has billed the Company $57,250, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for all services other than those services covered in the section captioned "Audit Fees" for the Company's 2001 fiscal year. These other services include (i) tax planning and assistance with the preparation of returns, (ii) services rendered in connection with financial analysis for the Company, (iii) assistance with regulatory filings, and (iv) consultations on the effects of various accounting issues and changes in professional standards.

         In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2002, the Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.


         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2002.

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 2001, by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended September 29, 2001, (collectively, the "Named Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                      Shares         Percentage
                                                   Beneficially     Beneficially
Beneficial Owner                                      Owned             Owned
------------------                                  ----------        ---------
Jeff Yuan-Kai Lin (1)                                1,308,000          13.1%
Wilson Wong (2)                                      1,761,748          17.6%
Dr. Eugene C.Y. Duh (3)                              1,199,504          12.0%
OSE, Ltd.(4)(5)                                         25,293              *
MK GVD Fund(6)                                         500,000           5.0%
Michael D. Kaufman(6)(7)                               202,500           2.0%
Delta International Holding, Ltd. (8)                  333,333           3.3%
Delta Networks, Inc.(8)                                166,667           1.7%
Edmond Tseng (9)(10)                                   138,480           1.4%
Rusty Callihan(11)                                      36,249              *
Anthony Contos (12)                                     61,044              *
Jim Hsia(13)                                            34,124              *
Chiu K. Fung(14)                                         2,500              *
Robert Young(15)                                             0              *
All directors and executive officers as a group      5,769,442          57.7%
(9 persons)

* Represents less than one percent of the outstanding Common Stock.
------------------------------------

(1) The address for Mr. Lin is 21031 Hazelbrook Dr., Cupertino, CA 95014. Includes 5,000 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(2) The address for Mr. Wong is 821 Fox Lane, San Jose, California 95131. Includes 437,498 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(3) The address for Dr. Duh is Orient Semiconductor Electronics, Ltd., No. 12-2 Nei Huang S. Rd., NEPZ Kaohsiung 81120, Taiwan, ROC.

(4) Dr. Duh is a Director of OSE Ltd. As such, Dr. Duh may be deemed to be a beneficial owner of these shares.

(5) Dr. Duh is a Director and Mr. Tseng is President of OSE, Inc. As such, Dr. Duh, Mr. Tseng, and OSE Ltd. may be deemed to be beneficial owners of these shares.

(6) The address for MK GVD Fund and Mr. Kaufman is 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303. Mr. Kaufman and Gregory Lahann are general partners of MK GVD Management. Each of these individuals shares voting and investment power with respect to the shares held by MK GVD Fund, and therefore may be deemed to be beneficial owners of such shares.

(7) Includes 82,500 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(8) Delta International Holding, Ltd, and Delta Networks, Inc. are related parties, and therefore may be deemed to be beneficial owners of such shares.

(9) The address for Edmond Tseng is Orient Semiconductor, Inc., 2221 Old Oakland Rd, San Jose, CA 95131.

(10) Includes 82,500 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(11) All shares indicated are issuable under stock options exercisable within 60 days of December 31, 2001.

(12) Includes 49,175 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(13) Includes 28,713 shares issuable under stock options exercisable within 60 days of December 31, 2001.

(14) All shares indicated are issuable under stock options exercisable within 60 days of December 31, 2001.

(15)     Mr. Young resigned from the Company effective August 15, 2001.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all compensation received by the Named Officers for services rendered to the Company in all capacities for fiscal years ended October 2, 1999, September 30, 2000and September 29, 2001:

                                                                                        Long-Term
                                                   Annual Compensation             Compensation Awards
                                           ------------------------------------    -------------------
                                                                                              Number
                                                                                 Restricted  of Shares
                                                                 Other Annual      Stock    Underlying   LTIP      All Other
Name and Principal Position           Year   Salary     Bonus   Compensation ($)  Awards     Options   Payouts  Compensation (1)
---------------------------           ----   ------     -----   ----------------  ------     -------   -------  ----------------
Wilson Wong                           2001    162,662       -         -              -            --      -             789
President and Chief Executive Office  2000    166,673       -         -              -            --      -             754
Chairman of the Board                 1999    166,673       -         -              -       600,000      -           1,651

Rusty Callihan (2)                    2001    170,845       -         -              -         1,000      -             551
Vice President of Sales               2000    191,827       -         -              -        10,000      -             921
                                      1999         (2)                                        40,000      -               4
                                                            -         -              -                    -
Anthony Contos                        2001    136,412       -         -              -         2,573      -             248
Vice President Finance &              2000    121,540       -         -              -        43,980      -             209
Administration and Secretary          1999    110,355                                          9,400                    208
                                                            -         -              -                    -
Jim Hsia (3)                          2001    142,059       -         -              -         1,000      -             261
Vice President of Marketing           2000    146,756                                         52,350                    263
                                                                                                  --                     --
                                                            -         -              -                    -
Chiu K. Fung (4)                      2001     77,831       -         -              -        20,000      -             386
Vice President of Operations          2000         (4)                                            --                     --

Robert Young (5)                      2001     89,589       -         -              -            --      -              --
                                      2000         (5)      -         -              -            --      -              --

--------------------------------------------------------------------------------

(1) Amount consists of premiums paid by the Company for life insurance, including compensation relating to over $50,000 Life Insurance and Executive Life.

(2)      Annual salary and bonuses did not exceed $100,000 for fiscal 1999.

(3) Mr. Hsia joined the Company on September 16, 1999. His annual salary and bonus did not exceed $100,000 for fiscal 1999

(4) Mr. Chiu K. Fung joined the Company on October 11, 2000. His annual salary and bonus did not exceed $100,000 for fiscal 2001.

(5) Mr. Robert Young joined the Company on October 20, 1998. His annual salary and bonus did not exceed $100,000 for fiscal 2001. He resigned from the Company effective April 18, 2001.

Option Grants in Last Fiscal Year

         The following table sets forth certain information with respect to stock options granted to each of the Named Officers during the fiscal year ended September 29, 2001. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                                            Option Grants in Last Fiscal Year

                                                    Individual Grants
                                                    -----------------

                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                   Annual Rates of
                           Number of                                                                  Stock Price
                             Shares       % of Total Options                                         Appreciation
                           Underlying         Granted to        Exercise                         for Option Term (3)
                            Options          Employees in        Price                           --------------------
         Name             Granted (1)       Fiscal Year (2)     Per Share    Expiration Date        5%           10%
         ----                 ---           ---------------     ---------    ---------------        --           ---

Rusty Callihan               1,000               0.50%            0.280          5/01/11           $1,179       $2,988
Anthony Contos               2,573               1.28%            0.280          5/01/11           $3,034       $7,689
Jim Hsia                     1,000               0.50%            0.280          5/01/11           $1,179       $2,988
Chiu K. Fung                10,000               4.99%            0.280          5/01/11          $11,792      $29,883
                            10,000               4.99%            0.8125         12/20/10         $11,792      $29,883

--------------------------------------------------------------------------------
(1) All options were granted under either the Company's 1990 Stock Option Plan or the Company's Key Executive Stock Plan and have exercise prices equal to the fair market value on the grant date. All options vest and become exercisable over a four-year period, generally at the rate of 25% on the first anniversary of the date of grant and 1/48 per month thereafter, subject to the option holder's continued employment with the Company. Under the foregoing plans, the Board retains discretion to modify the terms, including the prices, of outstanding options

(2) Based on options to purchase an aggregate of 200,426 shares granted in fiscal 2001.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Holdings

         The following table provides information with respect to option exercises in fiscal 2000, by the Named Officers and the value of such officers' unexercised options at September 29, 2001:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values



                                                         Number of Shares
                                                      Underlying Unexercised          Value of Unexercised
                                                            Options at              In-the-Money Options at
                        Shares                           Fiscal Year-End               Fiscal Year-End (1)
                       Acquired         Value      ---------------------------    -----------------------------
Name                  on Exercise     Realized     Exercisable   Unexercisable    Exercisable     Unexercisable
----                  -----------     --------     -----------   -------------    -----------     -------------

Wilson Wong               --             --          399,999        200,001         $80,000          $40,000
Anthony Contos            --             --          47,407          24,973          $9,481           $4,995
Jim Hsia                                             25,588          26,762          $5,118           $5,352
Rusty Callihan            --             --          32,499          28,501          $6,500           $5,700
Chiu K. Fung              --             --            --            10,000            --             $2,000

-----------------------------
(1) Market value of unexercised options is based on the price of the last reported sale of the Company's Common Stock on the OTC (Over-the-Counter) Bulletin Board of $0.20 per share on September 28, 2001 (the last trading day for fiscal 2001), minus the exercise price. Does not include options that had an exercise price greater than $0.20.

Compensation Committee Interlocks and Insider Participation

         For the fiscal year ended September 29, 2001, the Compensation Committee consisted of Mr. Kaufman and Mr. Tseng, neither of who is an officer of the Company.

         Mr. Tseng is the President and Chief Executive Officer and Dr. Duh is a director of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd. ("OSE"). The Company subcontracts the manufacturing of a substantial portion of its products through OSE. Under the Company's arrangement with OSE, the Company purchases certain components from third party vendors and sells these components to OSE at cost. OSE purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with OSE. During fiscal 1999, 2000 and 2001, the Company's purchases from OSE totaled $8.4 million, $3.7 million and $1.3 million, respectively. The Company's arrangement with OSE provides for payment terms of 45 days from date of receipt of product. The Company sells certain component parts to OSE with payment terms similar to those granted to the Company. OSE and its affiliates are significant stockholders of the Company. A portion of the purchases from OSE included payments to OSE, Inc. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

Certain Relationships and Related Transactions

         The Delta Electronics Group of Companies includes Delta Networks, Inc. and Delta International Holdings, Ltd. which own 166,667 and 333,333, respectively of the Company's common stock, which together represents approximately 5.0% of the common stock of the Company. The Company subcontracts the manufacturing of a substantial portion of its products through Delta Networks, Inc. ("Delta"). Under the Company's arrangement with Delta, the Company purchases certain components from third party vendors and sells these components to Delta at cost. Delta purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with Delta. During fiscal 2001, the Company's purchases from Delta totaled $4.8 million. The Company's arrangement with Delta provides for payment terms of 90 days from date of receipt of product. The Company sells certain component parts to Delta with payment terms similar to those granted to the Company. Delta and its affiliates own in aggregate approximately 5% of the Company. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In fiscal 2001, the Compensation Committee ("Committee") consisted of Mr. Kaufman and Mr. Tseng, neither of whom is or has been an employee of the Company. The Committee is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under the Company's 1990 Stock Option Plan and Key Executive Stock Plan and new 2001 Stock Option Plan.

         The Committee held three meetings during fiscal 2001. The following report is submitted on behalf of the Compensation Committee.

Compensation Policies

         The Company operates in the high technology industry, characterized by rapid changes and extreme competition. The Board's compensation philosophy is to provide cash and equity incentives to the Company's executive officers and other employees to attract highly qualified personnel in order to maintain the Company's competitive position. The Board's compensation program goals are to: attract, retain and motivate qualified executive officers and employees who contribute to the Company's long-term success; align the compensation of executive officers with the Company's business objectives and performance; and align incentives for executive officers with the interests of stockholders in maximizing value.

Compensation Components

         The compensation for executive officers generally consists of salary, annual incentives and stock option awards.

         Base Salary. The salaries of each of the executive officers of the Company are generally based on salary levels of similarly sized companies, primarily those located in Silicon Valley. The Committee reviews generally available surveys and other published compensation data. The compensation of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Committee and/or the Board and adjusted on the basis of performance, the Company's results for the previous year and competitive conditions. Beginning in April, the Company implemented a temporary salary reduction program, which effects all salaries over certain minimum levels. Such salary reduction program affects primarily executive officer compensation and was implemented as part of the Company's cost cutting efforts.

         Bonuses. The Company's intention is to develop bonus compensation plans designed to reward the Company's executive officers based on the Company's financial performance. There is no bonus plan in place for officers at this time.

         The Company has a profit sharing plan approved by the Board of Director's during fiscal 2001. However, there were no bonuses earned under the profit sharing plan. This plan covers all active, full-time employees of the Company who have been with the Company for a certain minimum period of the applicable fiscal year. Cash payments under the plan shall be made subsequent to the Company's applicable fiscal year and be based on yearly net income.

         Equity-Based Compensation. The Company enables all eligible employees, including executive officers other than Mr. Wong, to purchase the Company's Common Stock at a discount by participating in the Company's 1993 Employee Stock Purchase Plan. In addition, the Company periodically grants to its executive officers stock options under the 2001 Stock Plan, and the Key Executive Plan, and grants to other employees stock options under the 2001 Stock Plan, in order to provide additional incentive for such persons. The Committee believes that such incentive promotes the long-term interests of the Company's stockholders. Options generally vest over a four-year period to encourage option holders to continue employment with the Company. In granting options, the Committee takes into account each individual's level of responsibility within the Company and such individual's expected future contribution, as well as the number of shares and outstanding options already held by the individual. The Board has adopted a stock option grant policy, pursuant to which employees (including officers except for Mr. Wong) may receive annual stock option grants, generally on their review date with the Company, in amounts based on certain criteria including continuous time with the Company, current salary, responsibilities, and job performance. Employees may also be entitled to receive additional option grants where the employee's job has significantly changed through growth or promotion. The exercise price of all options is the market price on the date of grant.

Compensation of Chief Executive Officer

         The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. There was no change in executive compensation of Mr. Wong during fiscal 2001.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000, unless compensation is performance-based and meets certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies, the Committee does not anticipate, for the foreseeable future, that the Company will lose any significant tax deduction for executive compensation.

         This report presented herein was approved by a motion of the Board of Directors.

                                  FOR THE COMPENSATION COMMITTEE
                                  Michael Kaufman
                                  Edmond Tseng

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Asante Technologies, Inc., the NASDAQ Composite Total Return Index (US) and the Hambrecht & Quist Technology Index. The graph assumes that $100 was invested in the Company's Common Stock, the NASDAQ Composite Total Return Index (US) and the Hambrecht & Quist Technology Index from the date of the Company's initial public offering, December 10, 1993, through September 28, 2001, the last trading day of the Company's 2001 fiscal year. Because the Company effected its initial public offering on December 10, 1993, the information in the graph is provided in quarterly intervals. Historic stock price performance is not necessarily indicative of future stock price performance.


THE H&Q TOTAL RETURN GROWTH & TECHNOLOGY INDICES

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

ASANTE TECHNOLOGIES INC

                                           Cumulative Total Return
                             ---------------------------------------------------
                               9/96     9/97     9/98     9/99     9/00     9/01

ASANTE TECHNOLOGIES, INC.    100.00    83.02    26.42    30.19    16.51     3.02
NASDAQ STOCK MARKET (U.S.)   100.00   137.27   139.44   227.82   302.47   123.64
JP MORGAN H & Q TECHNOLOGY   100.00   149.10   138.53   266.83   434.45   144.15

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no other filings were required for such persons, the Company believes that, during the year ended September 29, 2001, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements, except as follows: (i) one report (Form 5) covering the grant of stock options inadvertently was filed late by Mr. Kaufman, (ii) two reports (Form 4) indicating acquisition or disposition of common stock holdings were inadvertently filed late by Mr. Kaufman, (iii) one report (Form 3) indicating a person becoming an executive officer of the Company inadvertently was filed late by Mr. Fung and (iv) 4 reports (Form 5) covering the grants of stock options inadvertently were filed late by Mr. Contos, Mr. Callihan, Mr. Hsia and Mr. Fung because option grants were not confirmed by the Board until after the fiscal year end.


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors



                                          Anthony Contos
                                          Secretary

Dated: January 18, 2002

PROXY                                                                      PROXY
                            ASANTE TECHNOLOGIES, INC.
                      2001 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Asante Technologies, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 23, 2002, and the Company's 2001 Annual Report to Stockholders on Form 10-K, and hereby appoints Wilson Wong and Anthony Contos, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Asante Technologies, Inc. to be held on February 21, 2002, at 10:00 a.m. local time, at the Company's principal offices, 821 Fox Lane, San Jose, California, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and entitled, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

         This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the specified nominees as directors, FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants, and as said proxies deem advisable on such other matters as may properly come before the meeting.


                 (Continued, and to be signed on the other side)

                                                           Please mark
                                                           your votes
                                                           as indicated in   [X]
                                                           this example

1. Elections of Directors
   INSTRUCTION: If you              WITHHOLD
   wish  to withhold           FOR  FOR ALL
   authority to vote for       [ ]    [ ]
   any individual nominee,
   strike a line through
   that nominee's name
   in the list below:

Wilson Wong; Jeff Yuan-Kai Lin; Michael D.
Kaufman; Edmond Tseng

------------------------------------------

I PLAN TO ATTEND TO MEETING            [ ]


                                                                                   FOR   AGAINST   ABSTAIN
2. To  ratify  the  appointment  of  PricewaterhouseCoopers LLP as the Company's   [ ]     [ ]       [ ]
   independent accountants for the fiscal year ending September 28, 2002.


3. To  transact  such other business as may properly come before the meeting and   [ ]     [ ]       [ ]
   any adjournment or postponement thereof.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

THIS  PROXY  WILL  BE  VOTED  AS  DIRECTED,  OR,  IF  NO  CONTRARY  DIRECTION IS
INDICATED,  WILL  BE  VOTED  FOR  THE  ELECTION  OF  THE  SPECIFIED  NOMINEES AS
DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                             COMMENTS/ADDRESS CHANGE
                                       Please mark this box if you have
                                        written comments/address change      [ ]
                                              on the reverse side.


Signature(s) ______________________________________________Dated _______________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)